Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-236793 on Form S-3 and in Registration Statements No. 333-219402 and No. 333-257347 on Form S-8 of CatchMark Timber Trust, Inc. of our report dated February 26, 2021, relating to the consolidated financial statements of TexMark Timber Treasury, L.P., as of December 31, 2020 and for the years ended December 31, 2020 and 2019, appearing in this Annual Report on Form 10-K of CatchMark Timber Trust, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Atlanta, GA
March 3, 2022